News Release CONTACTS MEDIA: Anne Pace (631) 338-3268 anne.pace@pnc.com INVESTORS: Bryan Gill (412) 768-4143 investor.relations@pnc.com PNC Announces Redemption of all Depositary Shares Representing Interests in Series S Preferred Stock PITTSBURGH, Sept. 29, 2026 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced the redemption on Nov. 1, 2026 (which, due to the occurrence of a non-business day, will shift to Nov. 2, 2026), of $525,000,000 of Depositary Shares (CUSIP: 693475 AQ8) (the “Depositary Shares”) representing interests in PNC’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S (the “Series S Preferred Stock”). Each Depositary Share represents a 1/100th interest in a share of the Series S Preferred Stock. All 525,000 Depositary Shares currently outstanding will be redeemed. The Depositary Shares will be redeemed at a redemption price of $1,000 per Depositary Share. Such redemption price does not include any declared but unpaid dividends. Any semiannual dividend declared but not paid prior to the redemption date will be paid on the redemption date to holders of record on a date prior to the redemption set by the board of directors of PNC. The Depositary Shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Computershare Trust Company, N.A., the Depositary, in accordance with the Deposit Agreement governing the Depositary Shares. The address for Computershare Trust Company, N.A., is P.O. Box 43078, Providence, RI, 02940 or, for courier delivery, 150 Royall Street, Canton, MA 02021. The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com. # # # Exhibit 99.1